EXHIBIT 4.36

LOAN AGREEMENT

Between

MARICOPA COUNTY, ARIZONA

POLLUTION CONTROL CORPORATION

and

EL PASO ELECTRIC COMPANY

relating to

$37,100,000

Maricopa County, Arizona

Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series C

(El Paso Electric Company, Palo Verde Project)

Dated as of July 1, 2005

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Definitions of Terms.	2

Section 1.02	Interpretation.	7

Section 1.03	Captions and Headings.	7

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01	Representations and Warranties of the Issuer.	7

Section 2.02	Representations and Warranties of the Borrower.	8

ARTICLE III

[RESERVED]

ARTICLE IV

[RESERVED]

ARTICLE V

LOAN TO BORROWER; REPAYMENT PROVISIONS

Section 5.01	Loan to Borrower.	9

Section 5.02	Amounts and Dates for Payment.	9

Section 5.03	Payments by Borrower to be Assigned to the Trustee; Obligation for Payments Absolute.	10

Section 5.04	Payment of Expenses.	10

Section 5.05	Issuer Access to Facilities.	10

Section 5.06	Maintenance of Facilities.	10

Section 5.07	Insurance.	11

Section 5.08	Indemnification of Issuer; Statements for Services.	11

Section 5.09	Notices of Damage.	13

Section 5.10	No Warranty by the Issuer.	14

Section 5.11	Liens.	14

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ii

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 1, 2005 (this “Agreement”), is made by and between MARICOPA COUNTY, ARIZONA POLLUTION CONTROL CORPORATION, a nonprofit corporation designated as a political subdivision of the State of Arizona, incorporated for and with the approval of the County of Maricopa, Arizona, existing under the Constitution and laws of the State of Arizona (the “Issuer”), and EL PASO ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Texas (the “Borrower”).

W I T N E S S E T H :

WHEREAS, Title 35, Chapter 6, Arizona Revised Statutes (formerly Title 9, Chapter 12, Arizona Revised Statutes, enacted by Chapter 69, Section 2, Laws of Arizona of 1972), as amended (hereinafter called the “Act”), empowers any pollution control corporation organized pursuant to Article 1 of the Act to issue revenue bonds in accordance with Article 2 of the Act and to make secured or unsecured loans for the purpose of financing or refinancing the acquisition, construction, improvement or equipping of pollution control facilities, to charge and collect interest on such loans and pledge the proceeds of loan agreements as security for the payment of the principal of and interest on bonds, or designated issues of bonds, issued by the corporation and any agreements made in connection therewith, whenever the board of directors finds such loans to be in furtherance of the purposes of the corporation; and

WHEREAS, Chapter 69, Section 1, Laws of Arizona of 1972 declares it to be the purpose of the Act to authorize the incorporation in the several municipalities and counties of the State of Arizona (the “State”) of corporations which shall constitute political subdivisions of the State, to finance the acquisition and installation of, or the construction and leasing of, properties, machinery and equipment intended to prevent or limit air, water and other forms of pollution for the purpose of protecting the health and welfare of the citizens of the State, and to facilitate compliance with existing or future air, water and other quality standards designed to improve the environment, and declares that such corporations shall serve a public purpose and perform an essential governmental function; and

WHEREAS, in response to an application by four qualified electors of the County of Maricopa, Arizona (the “County”), a political subdivision of the State, the Board of Supervisors of said County on December 5, 1983, adopted a resolution by which it determined that it was wise, expedient, advisable and in the public interest that said application be approved, approved said application, and authorized said four electors to proceed with the incorporation of the Issuer as a pollution control corporation for said County, all in accordance with Section 35-802 of the Act to issue bonds and to carry out the other functions and fulfill the purposes of the Issuer; and

WHEREAS, the Issuer was thereupon organized and incorporated in accordance with the provisions of the Act, and, on December 5, 1983, the Articles of Incorporation of the Issuer were filed with the Arizona Corporation Commission, in accordance with Section 35-809 of the Act; and

WHEREAS, the Issuer has heretofore issued and sold its $37,100,000 aggregate principal amount of Pollution Control Refunding Revenue Bonds, 2002 Series A (El Paso Electric Company, Palo Verde Project) (the “Prior Bonds”), the proceeds of which were used to refinance a portion of the costs of acquisition, construction, improvement or equipping of the Project; and

WHEREAS, the Issuer intends to issue its Pollution Control Refunding Revenue Bonds, 2005 Series C (El Paso Electric Company, Palo Verde Project) (the “Bonds”) pursuant to an Indenture of Trust dated as of July 1, 2005, between the Issuer and Union Bank of California, N.A., as Trustee (the “Indenture”), and to lend the proceeds of the Bonds to the Borrower for the purpose of providing a portion of the moneys necessary to refund the outstanding principal amount of the Prior Bonds; and

WHEREAS, the appropriate agencies exercising jurisdiction over the Project have certified that the Project, as described in Exhibit A hereto, as designed, is in furtherance of the purpose of abating or controlling atmospheric or water pollutants or contaminants resulting from the generation of electricity at the Plant;

NOW, THEREFORE, in consideration of the premises and the respective representations and covenants herein contained, the parties hereto agree as follows (provided, that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur shall not constitute or give rise to a pecuniary liability or a charge upon its general credit or against its taxing powers but shall be payable solely out of the Receipts and Revenues (as defined in the hereinabove defined Indenture) derived from this Agreement and the Bonds):

ARTICLE I

DEFINITIONS

Section 1.01 Definitions of Terms.

As used herein:

“Act” shall mean Title 35, Chapter 6, Arizona Revised Statutes (formerly Title 9, Chapter 12, Arizona Revised Statutes, enacted by Chapter 69, Section 2, Laws of Arizona of 1972), and all acts supplemental thereto or amendatory thereof.

“Administration Expenses” shall mean the reasonable expenses incurred by the Issuer with respect to this Agreement, the Indenture and any transaction or event contemplated by this Agreement or the Indenture, including, without limitation, the reasonable fees and disbursements of counsel and out-of-pocket expenses of the Issuer incurred in connection with the authorization, issuance and sale of the Bonds and the compensation and reimbursement of reasonable fees, expenses and advances payable to the Trustee, the Registrar, the Paying Agent, the Tender Agent, the Bank and the Remarketing Agent under the Indenture.

“Agreement” shall mean this Loan Agreement dated as of July 1, 2005 and any and all modifications, alterations, amendments and supplements hereto.

“Alternate Credit Support” shall mean any letter of credit, credit facility, insurance policy, guarantee or other credit support agreement or security mechanism provided by the Borrower in accordance with Section 6.08 hereof and any extension thereof.

“Authorized Borrower Representative” shall mean each person at the time designated to act on behalf of the Borrower by written certificate furnished to the Issuer and the Trustee containing the specimen signature of such person and signed on behalf of the Borrower.

“Bank” shall mean the issuer of a Letter of Credit, if any, delivered in conjunction with the Bonds, and the issuer of any subsequently issued Credit Facility so long as such other Credit Facility shall be in effect, and in its capacity as such issuer, its successors in such capacity and their assigns.

“Bond” or “Bonds” shall mean the bonds authorized to be issued under the Indenture.

“Bond Counsel” shall mean any firm of nationally recognized bond counsel experienced in the financing of pollution control facilities and acceptable to the Issuer, the Remarketing Agent, the Trustee and the Borrower.

“Bond Fund” shall mean the fund created by Section 5.01 of the Indenture.

“Bond Insurance Policy” shall mean the municipal bond new issue insurance policy issued by the Bond Insurer that guarantees payment of principal of and interest on the Bonds.

“Bond Insurer” shall mean Financial Guaranty Insurance Company, a New York stock insurance company, or any successor thereto.

“Borrower” shall mean El Paso Electric Company, a corporation formed and existing under the laws of the State of Texas, its successors and their assigns and any transferee entity to the extent permitted by Section 6.02 hereof.

“Borrower Indentures” shall mean (i) that certain Indenture of Mortgage, dated as of October 1, 1946, between the Borrower and State Street Bank and Trust Company, as trustee, as supplemented and modified by the indentures supplemental thereto, (ii) that certain Indenture of Mortgage, dated as of June 1, 1981, from the Borrower to IBJ Schroder Bank & Trust Company, as successor trustee, as the same has heretofore been supplemented and may be hereafter supplemented and modified or (iii) any indenture or mortgage made by the Borrower in accordance with the plan of reorganization to secure substantially the same obligations as are currently secured by the Borrower Indentures, and subjecting thereto substantially the same property, and subject to substantially the same prior liens and encumbrances, and having substantially similar provisions for the issuance of additional debt thereunder, as the Borrower Indentures.

“Claim” shall mean liabilities, obligations, losses, damages, taxes (other than taxes on income), penalties, claims (including, without limitation, claims involving liability in tort, whether strict or otherwise), actions, suits, judgments, costs, interest, expenses and disbursements, whether or not any of the foregoing shall be founded or unfounded, contingent or otherwise (including, without limitation, legal fees and expenses and costs of investigation) of any kind and nature whatsoever without any limitation as to amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Each reference herein to a section of the Code shall be deemed to include the United States Treasury Regulations adopted under the Code, as the same may be in effect from time to time, unless the context clearly requires otherwise.

“Counsel” shall mean an attorney at law selected by the Borrower (who may be counsel to either or both of the Issuer and the Borrower) and acceptable to the Trustee or, if not selected by the Borrower within a reasonable time following any request therefor, by the Issuer and acceptable to the Trustee.

“County” shall mean the County of Maricopa, Arizona.

“Credit Facility” shall mean, collectively, a Letter of Credit, if any, and any extensions thereof, and, upon the issuance and delivery of any Alternate Credit Support in accordance with Section 6.08 hereof, “Credit Facility” shall mean such Alternate Credit Support.

“Environmental Law” shall mean any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health or safety or to the release or threatened release of any materials into the environment, including, without limitation, the Clean Air Act, as amended, the Clean Water Act of 1977, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

“Facilities” or “Project” shall mean the pollution control systems and facilities presently existing, under construction and to be constructed at the Plant, which are described in Exhibit A hereto, as from time to time revised, changed, amended or modified and related improvements and any substitutions therefor.

“Fitch” shall mean Fitch Ratings Services, a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Fitch” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower, with the approval of the Remarketing Agent and the Bank and the Bond Insurer, by notice to the Trustee, the Tender Agent and the Issuer.

“Hazardous Materials” shall mean all materials that are, or become, subject to any Environmental Law, including, without limitation, materials listed in 49 I.E. §172.101, materials defined as hazardous pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates, PCB’s or asbestos or urea formaldehyde-containing materials.

“Insurance Agreement” shall mean the Insurance Agreement dated as of August 1, 2005 between the Bond Insurer and the Borrower, as amended or supplemented from time to time.

“Issuance Expenses” shall mean any and all expenses incurred in connection with the issuance of the Bonds including, but not limited to, any (a) underwriters’ compensation; (b) counsel fees; (c) financing advisor fees; (d) rating agency fees; (e) trustee fees; (f) paying agent and certifying and authenticating agent fees; (g) accounting fees; (h) printing costs; (i) costs incurred in connection with the required public approval process; (j) costs of engineering and feasibility studies necessary to the issuance of the Bonds (as opposed to such studies relating to completion of the Project); and (k) the issuance fee charged by, and expenses and disbursements of, the Issuer. Notwithstanding anything to the contrary herein, “Issuance Expenses” shall not include any bond insurance premiums and certain letter of credit fees that would be treated as interest expenses under the arbitrage restrictions of the Code.

“Issuer” shall mean Maricopa County, Arizona Pollution Control Corporation, an Arizona nonprofit corporation designated as a political subdivision existing under the laws of the State of Arizona, incorporated for and with the approval of the County, pursuant to the provisions of the Constitution of the State of Arizona and the Act, and its successors and assigns.

“Letter of Credit” shall mean an irrevocable, direct-pay letter of credit, if any, issued by the Bank and delivered to the Trustee in accordance with Section 6.08 hereof and any extension thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally-recognized securities rating-agency designated by the Borrower, with the approval of the Remarketing Agent and the Bank, by notice to the Trustee, the Tender Agent and the Issuer.

“Outstanding”, when used in reference to the Bonds, shall mean, as at any particular date, the aggregate of all Bonds authenticated and delivered under the Indenture except;

(i) those cancelled at or prior to such date or delivered to or held by the Trustee at or prior to such date for cancellation;

(ii) those deemed to have been paid in accordance with Article IX of the Indenture;

(iii) those in lieu of, or in exchange, replacement or substitution for which, other Bonds shall have been authenticated and delivered pursuant to the Indenture unless proof satisfactory to the Trustee and the Borrower is presented that such Bond is held by a bona fide holder in due course; and

(iv) undelivered Bonds.

“Owner” or “Bondholder” or “holders” used with reference to the Bonds shall mean the person or entity in whose name any Bond is registered upon the registration books maintained pursuant to Section 2.04 of the Indenture.

“Permitted Encumbrances” shall mean and include (a) liens for taxes, assessments and other governmental charges not delinquent or which can be paid without penalty; (b) unfiled, inchoate mechanics’ and materialmen’s liens for construction work in progress; (c) workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens, if any, arising in the ordinary course of business; (d) all the following, if they do not individually or in the aggregate materially impair the use of the Facilities or materially detract from the value thereof to the Borrower, viz. any easements, restrictions, mineral, oil, gas and mining rights and reservations, zoning laws and defects in title or other encumbrances to which the Facilities may be subject because of the installation thereof at the Plant; (e) any lien for the satisfaction and discharge of which a sum of money or surety bond deemed adequate by the Trustee is on deposit with the Trustee; (f) the rights of the Issuer under this Agreement or any other sale agreement or lease agreement between the Issuer and the Borrower relating to the issuance of bonds under the Act; and (g) the lien of the Borrower Indentures and the permitted encumbrances and other prior liens referred to therein.

“Plant” shall mean the Palo Verde Nuclear Generating Station in Maricopa County, Arizona, at which the Project is located.

“Prior Bonds” shall mean the Maricopa County, Arizona Pollution Control Corporation Pollution Control Refunding Revenue Bonds, 2002 Series A (El Paso Electric Company, Palo Verde Project).

“Reimbursement Agreement” shall mean (i) any Reimbursement Agreement, made by the Borrower in favor of the Bank, relating to payments for moneys drawn under the Letter of Credit, if any, and any amendments, modifications and supplements thereto, and (ii) from and after the issuance of an Alternate Credit Support, any letter of credit reimbursement agreement or other arrangement between the Borrower and the issuer of any Alternate Credit Support, and any amendments, modifications and supplements thereto.

“Remarketing Agent” shall mean any remarketing agent appointed in accordance with Section 14.01(a) of the Indenture.

“Repayment Installment” shall mean any amount that the Borrower is required to pay to the Trustee pursuant to Section 5.02 hereof as a repayment of the loan made by the Issuer under this Agreement.

“Representation and Indemnity Agreement” shall mean the Representation and Indemnity Agreement dated as of July 27, 2005 among the Issuer, the Borrower and the Underwriters.

“S&P” shall mean Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.), a corporation organized and existing under the laws of the State of New York, its successors and their assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally-recognized securities rating agency designated by the Borrower, with the approval of the Remarketing Agent and the Bank and the Bond Insurer, by notice to the Trustee, the Tender Agent and the Issuer.

“State” shall mean the State of Arizona.

“Tax Exempt” shall mean, with respect to interest on any obligations of a state or local government, including the Bonds, that such interest is excluded from the gross income of the holders thereof (other than any holder who is a “substantial user” of facilities financed with such obligations or a “related person” within the meaning of Section 147(a) of the Code) for federal income tax purposes, whether or not such interest is includable as an item of tax preference or otherwise includable directly or indirectly for purposes of calculating other tax liabilities, including any alternative minimum tax or environmental tax under the Code.

“Tender Agent” shall mean any tender agent appointed in accordance with Section 14.01(b) of the Indenture.

“Trustee” shall mean Union Bank of California, N.A., as trustee under this Indenture, and its successor or successors hereunder. “Principal Office” of the Trustee shall mean the principal office of the Trustee so designated at which at any particular time its corporate trust business shall be administered in California, which office at the date of the execution of this Loan Agreement, is 120 South San Pedro Street, 4th Floor, Los Angeles, CA 90012, Attention: Corporate Trust Department; except that with respect to the presentation of Bonds for payment or for registration of transfer, exchange or tender, such term shall mean the office or agency of the Trustee at Union Bank of California, N.A., Corporate Trust Department, 120 South San Pedro Street, 4th Floor, Los Angeles, CA 90012, Attn: Bond Redemption.

“Underwriters” shall have the meaning set forth in the Official Statement for the Bonds.

Section 1.02 Interpretation. Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa: the terms “hereof”, “hereby”, “herein”, “hereto”, “hereunder” and similar terms refer to this Agreement: and the term “hereafter” means after, and the term “heretofore” means before, the date of delivery of the Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

Section 1.03 Captions and Headings. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of the Issuer. The Issuer makes the following representations and warranties as the basis for its undertakings herein contained:

(a) The Issuer is an Arizona nonprofit corporation designated as a political subdivision under the laws of the State, incorporated pursuant to the Act for and with the approval of the County, created and existing under the Constitution and laws of the State;

(b) The Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and thereunder;

(c) The Issuer has the power to enter into this Agreement and by proper corporate action has duly authorized the execution and delivery hereof; and

(d) The execution and delivery of this Agreement and the Indenture and compliance with the provisions hereof and thereof will not conflict with, or constitute on the part of the Issuer a breach of or a default under, any existing law, court or administrative regulation, decree or order to which the Issuer is subject or any agreement, ordinance, indenture, mortgage, lease or other instrument by which the Issuer is or may be bound.

Section 2.02 Representations and Warranties of the Borrower. The Borrower makes the following representations and warranties as the basis for the undertakings on the part of the Issuer herein contained:

(a) (i) The Borrower is a corporation duly incorporated under the laws of the State of Texas and is in good standing under the laws of the State of Texas, has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein, and by proper corporate action has duly authorized the execution and delivery hereof, (ii) the Borrower is duly qualified to hold property and transact business as a foreign corporation and is in good standing under the laws of the State of Arizona, (iii) all of the proceeds of the Bonds will be used to redeem and refund the Prior Bonds, (iv) prior to the issuance of the Bonds, the Federal Energy Regulatory Commission will have approved all matters relating to the Borrower’s participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Borrower’s participation therein except such as have been or will have been obtained prior to the issuance of the Bonds or such, if any, as may be required under state securities or Blue Sky laws, and (v) the execution and delivery of this Agreement by the Borrower do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Borrower is a party, or the Restated Articles of Incorporation or Bylaws of the Borrower, or any order, rule or regulation applicable to the Borrower of any court or of any Federal or state regulatory body or administrative agency or other governmental body having jurisdiction over the Borrower or over any of its properties, or any statute of any jurisdiction applicable to the Borrower other than breaches or defaults that individually or in the aggregate are not expected to have a material adverse effect on the Borrower.

(b) The Facilities meet applicable Federal, state and local requirements for the control of pollution now in effect and are used for the reduction, abatement and prevention of pollution;

(c) The Borrower does not presently expect that the description of the Facilities contained in Exhibit A hereto will be revised;

(d) To the extent necessary to preserve the security for the Bonds, the validity of the Bonds under the Act and the Tax-Exempt status of interest on the Bonds, all material certificates, approvals, permits and authorizations of agencies of applicable local governmental entities, the State and the federal government have been obtained with respect to the construction of the Project and, pursuant to such certificates, approvals, permits and authorizations, the Project has been constructed and is in operation.

(e) To the best knowledge of the Borrower, no member, officer or other official of the Issuer has any interest whatsoever in the Borrower or in the transactions contemplated by this Agreement.

ARTICLE III

[RESERVED]

ARTICLE IV

[RESERVED]

ARTICLE V

LOAN TO BORROWER; REPAYMENT PROVISIONS

Section 5.01 Loan to Borrower. The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Borrower for the purpose of refunding the Prior Bonds. Pursuant to said covenant and agreement, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture. The Issuer and the Borrower agree that the application of the proceeds of sale of the Bonds to refund and redeem the Prior Bonds will be deemed to be and treated for all purposes as a loan to the Borrower of an amount equal to the aggregate principal amount of the Bonds. The Borrower covenants and agrees to pay to the trustee for the Prior Bonds an amount which, when added to the amounts transferred to such trustee pursuant to Section 3.02 of the Indenture, will be sufficient to pay, on or before August 1, 2005, the redemption price of the Prior Bonds and all other amounts due under the indenture pursuant to which such Prior Bonds were issued all in accordance with the terms of such indenture.

Section 5.02 Amounts and Dates for Payment.

(a) With respect to the Bonds, the Borrower covenants and agrees to pay to the Trustee as a Repayment Installment on or before each date provided in the Indenture, an amount equal to the aggregate principal, premium, if any, and interest due on the Bonds, whether at maturity or by reason of redemption, or otherwise. The Borrower shall, and hereby agrees to, pay the Repayment Installment by delivery or causing delivery of such further installments, in immediately available funds, necessary on the dates and in the amounts and in the manner in the Indenture as may be necessary to enable the Issuer to cause payment to be made to the Trustee of principal of and premium, if any, and interest on the Bonds, whether at maturity, upon redemption, or otherwise, provided that any amount credited under the Indenture against any cash payment required to be made by the Issuer thereunder shall be credited against the corresponding cash payment required to be made by the Borrower hereunder.

(b) The Borrower shall, and hereby agrees to, pay in addition to the Repayment Installment an amount equal to the aggregate of all other payments to be made out of the Bond Fund, payment thereof to be made not later than the principal or interest payment date next following any such payment out of the Bond Fund but in any event in time to prevent any failure to pay when due the principal of, premium, if any, and interest on any of the Bonds.

(c) In the event the Borrower shall fail to make any of the payments required in this Section 5.02, the item or installment so in default shall continue as an obligation of the Borrower until the amount in default shall have been fully paid. Draws by the Trustee under the Credit Facility to pay the principal of, premium, if any, or interest on the Bonds shall be deemed to satisfy the Borrower’s obligation to make purchase price payments to the extent of such draws.

(d) The obligation of the Borrower to make the payments described in subsection (a) of this Section may be accelerated or prepaid in accordance with the provisions of this Agreement, notwithstanding the provisions of this Section.

Section 5.03 Payments by Borrower to be Assigned to the Trustee; Obligation for Payments Absolute.

It is understood and agreed that all payments under Section 5.02 of this Agreement are, by the Indenture, to be pledged by the Issuer to the Trustee, and that all rights and interest of the Issuer under this Agreement, except for the Issuer’s rights under Sections 5.04, 5.08 and 8.05 of this Agreement and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder, are to be pledged and assigned to the Trustee. The Borrower assents to such pledge and assignment and agrees that the obligation of the Borrower to make the payments under Section 5.02 hereof shall be absolute, irrevocable and unconditional and shall not be subject to any defense (other than payment) or any right of set-off, counterclaim, abatement, offset, diminution or recoupment arising out of any breach under this Agreement, the Reimbursement Agreement, the Indenture, the Credit Facility or otherwise by the Issuer, the Trustee, the Tender Agent, the Remarketing Agent, the Bank or any other party, or out of any obligation or liability at any time owing to the Borrower by the Issuer, the Trustee, the Tender Agent, the Remarketing Agent, the Bank or any other party. The Issuer directs the Borrower, and the Borrower agrees, to pay to the Trustee at its Corporate Trust Office all payments pursuant to Section 5.02 of this Agreement.

Section 5.04 Payment of Expenses. The Borrower agrees to pay all compensation and reasonable fees and expenses of, and to reimburse for the expenses and advances incurred by each of the Trustee, the Registrar, the Remarketing Agent, the Paying Agent and the Tender Agent under the Indenture. So long as any Bonds are Outstanding, the Borrower will pay to the Issuer semiannually, on a date to be agreed upon, or within 30 days of receipt of a statement therefor submitted to the Borrower pursuant to Section 5.08 hereof, the amount of any other Administration Expenses not theretofore provided for which have accrued and become payable.

Section 5.05 Issuer Access to Facilities. See Section 6.06 herein for a discussion thereof.

Section 5.06 Maintenance of Facilities. So long as any Bonds are Outstanding, the Borrower will maintain, preserve and keep the Facilities or to cause such Facilities to be maintained, preserved and kept in good repair, working order or condition and from time to time to make or cause to be made all necessary and proper repairs, replacements and renewals; provided, however, that the Borrower will have no obligation to maintain, preserve, keep, repair, replace or renew any item or portion of such Facilities (a) the maintenance, preservation, keeping, repair, replacement or renewal of which becomes uneconomic to the Borrower because of damage or destruction by a cause not within the control of the Borrower, or obsolescence (including economic obsolescence) or change in governmental standards and regulations, or the termination by the Borrower of the operation of the generating facilities to which the portion of such Facilities is an adjunct, and (b) with respect to which the Borrower has furnished to the Issuer and the Trustee a certificate executed by an Authorized Borrower Representative that the maintenance, preservation, keeping, repair, replacement or renewal of such portion of such Facilities is being discontinued for one of the foregoing reasons, which shall be stated therein.

The Borrower shall have the privilege at its own expense of remodeling such Facilities or making substitutions, modifications and improvements to such Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of such Facilities.

Section 5.07 Insurance. So long as any Bonds are Outstanding and the Borrower, itself or through its agents, operates the Facilities, the Borrower shall maintain or cause to be maintained, through a program of self-insurance or otherwise, such fire, casualty, public liability and other insurance with respect to the Facilities owned or leased by the Borrower as is customarily carried by electric utility companies with respect to similar facilities.

Section 5.08 Indemnification of Issuer; Statements for Services. The Borrower agrees, whether or not any of the transactions contemplated hereby shall be consummated and whether or not this Agreement, the Indenture, the Credit Facility or any other document relating to the Bonds shall have expired or been terminated, to release, to assume liability for, and to indemnify and hold harmless, on an after-tax basis, the Issuer, the Trustee, the Paying Agent and the Registrar and each of the officers, officials, directors, employees, staff members, agents, shareholders and partners of each of the Trustee, the Paying Agent and the Registrar (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against, any and all Claims that are imposed on, incurred by or asserted against any Indemnified Party (whether or not because of an act or omission by such Indemnified Party and whether or not such Indemnified Party shall also be indemnified by another person), in whole or in part, as a result of, caused by, arising out of or in any way relating to:

(a) any injury to or death of any person or damage to property in or upon the Facilities or growing out of or connected with the use, non-use, condition or occupancy of the Facilities or any part thereof;

(b) violation of any agreement or condition of this Agreement;

(c) violation by the Borrower of any contract, agreement or restriction relating to the Facilities;

(d) violation of any law, ordinance or regulation affecting the Facilities or a part thereof or the ownership, occupancy or use thereof;

(e) any statement or information contained in the Indenture, this Agreement, any official statement, any certificate or any other documents relating to the Bonds and the proceedings relating to their issuance and sale, furnished by the Borrower to the Issuer which is misleading, untrue or incorrect in any material respect or use thereof;

(f) any investigation, litigation, proceeding, cleanup, audit, violation or other matter, related to, of, or involving the application or compliance with any Environmental Law, the protection of the environment or the release by the Borrower of any Hazardous Material;

(g) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any property owned or operated by the Borrower of any Hazardous Material, whether caused by, or within the control of, the Borrower; and

(h) the administration of the trust created by the Indenture, the exercise of any rights under the Indenture and the performance of any remedial measures permitted by the Indenture,

except for (i) a Claim against an Indemnified Party (other than the Issuer) that arises by reason of such Indemnified Party’s gross negligence or willful misconduct or, in the case of clause (h) above, negligence or willful misconduct; provided, however, if and to the extent the foregoing agreement to indemnify is unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the agreed indemnities that is permissible under applicable law.

In addition, the Borrower will indemnify and hold the Issuer, the Trustee, the Paying Agent, the Registrar, the Trustee’s, the Paying Agent’s and the Registrar’s officers, directors, employees and agents free and harmless from any loss, claim, damage, tax, penalty, liability (including but not limited to liability for any patent infringement), disbursement, cause of action, suit, demand, judgment, litigation expenses, attorneys’ fees and expenses or court costs arising out of, or in any way relating to (a) any errors or omissions of any nature whatsoever contained in any legal proceedings or other official representation or inducement made by the Issuer pertaining to the Bonds, (b) any fraud or misrepresentations or omissions contained in the proceedings of the Issuer relating to the issuance of the Bonds or pertaining to the financial condition of the Borrower which, if known to a purchaser or holder of the Bonds, might be considered a material factor in a decision whether or not to buy the Bonds, and (c) the execution or performance of this Agreement, the issuance or sale of the Bonds and actions taken under the Indenture or any other cause whatsoever pertaining to the Facilities and the approval under the Act.

Promptly after receipt by an Indemnified Party under this Section 5.08 of written notice of the existence of a claim in respect of which indemnity hereunder may be sought or of the commencement of any action against the Indemnified Party in respect of which indemnity hereunder may be sought, the Indemnified Party shall notify the Borrower in writing of the existence of such Claim or commencement of such action. In case any such action shall be brought against an Indemnified Party under this Section 5.08, the Indemnified Party shall notify the Borrower of the commencement thereof and the Borrower shall be entitled to participate in and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to the Indemnified Party; provided, however, that if the Indemnified Party shall have been advised in an opinion of counsel to the Indemnified Party that there may be legal defenses available to it which are adverse to or in conflict with those available to the Borrower or other Indemnified Parties, which in the opinion of counsel to the Indemnified Party, should be handled by separate counsel, the Borrower shall not have the right to assume the defense of such action on behalf of the Indemnified Party, but shall be responsible for the reasonable fees and expenses of the Indemnified Party in conducting its defense; and provided, further, that if the Borrower shall not have assumed the defense of such action, and shall not have employed counsel therefor satisfactory to the Indemnified Party within a reasonable time after notice of commencement of such action, such reasonable fees and expenses incurred by the Indemnified Party in conducting its own defense shall be borne by the Borrower.

The Borrower’s responsibility for the reasonable fees and expenses of any Indemnified Party in conducting its defense as provided in the preceding paragraph shall commence from the time the Claim is known of by the Borrower, and such responsibility shall exist and continue regardless of the merits of the Claim.

In addition, the Borrower agrees that if it initiates any action, suit or other proceeding with respect to any claim, demand or request for relief, whether judicial or administrative, in which the Issuer, the Trustee, the Registrar or the Paying Agent is named or joined as a party, the Borrower will pay and reimburse to such party the full amount of all reasonable fees and expenses incurred by such party with respect to such party’s defense of or participation in such action, suit or other proceeding.

The Issuer may submit to the Borrower periodic statements, not more frequently than monthly, for the reasonable value of services of any Issuer employees utilized, and for the full amount of any Issuer expenses incurred by the Issuer in connection with the performance or attainment by the Issuer of its obligations and rights under the Indenture, the Bonds or this Agreement, and the Borrower shall make payment to the Issuer of the full amount of each such statement within 30 days after the Borrower receives such statement; provided that the Borrower within such 30-day period may in writing and in good faith specifically protest all or any portion of the amounts included in such statement and in such event the Borrower shall not be obligated to make payment to the Issuer of the amount which has been protested in such manner until ten days after such protest shall have been resolved either by agreement between the Issuer and the Borrower or by an appropriate tribunal.

Under this Section 5.08, the Borrower shall also be deemed to release, indemnify and agree to hold harmless each employee, official or officer of the Issuer to the same extent as the Issuer.

Section 5.09 Notices of Damage. After the occurrence of any material damage or loss to the Facilities, if any Bonds are then Outstanding, the Borrower shall notify the Issuer and the Trustee as to the nature and extent of such damage or loss and whether it is practicable and desirable to rebuild, repair, or restore such damage or loss.

Section 5.10 No Warranty by the Issuer. The Issuer makes no warranty, either express or implied, as to the Project or that it will be suitable for the purposes of the Borrower or needs of the Borrower.

Section 5.11 Liens. The Borrower hereby agrees not to create any lien upon the Bond Fund or upon the Receipts and Revenues (as defined in the Indenture) other than the lien created in the Indenture. The Borrower hereby agrees that it shall not have any interest in the Bond Fund or the moneys or Investment Securities (as defined in the Indenture) therein.

Section 5.12 Payments of Taxes and Assessments; No Liens or Charges.

The Borrower will: (a) pay, or make provision for payment of, (i) all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or (ii) other municipal or governmental charges, levied or assessed by any Federal, state or municipal government or political body, upon the Project, or upon any part of either (i) or (ii) above, or upon any installment payments hereunder when the same shall become due and (b) pay or cause to be discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon any installment payment hereunder and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon any installment payment hereunder, except Permitted Encumbrances; provided with respect to both clause (a) and clause (b) of this Section 5.12 that the Borrower may in good faith contest any such tax, assessment, lien, charge, claim or demand in appropriate legal proceedings if the Borrower shall notify the Issuer and the Trustee of its intention so to do at or prior to the time of initiating such contest, and in such event may permit the items so contested to remain unpaid, undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Issuer or the Trustee shall notify the Borrower in writing that, in the opinion of Counsel, by nonpayment of any such items the lien of the Indenture as to the payments of the Repayment Installments will be materially endangered, in which event the Borrower shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Issuer will cooperate fully with the Borrower in any such contest.

Section 5.13 Additional Payments by the Borrower. The Borrower will pay, or cause to be paid, in addition to the payments provided for in Section 5.02(a) hereof, all of the expenses of operation of the portions of the Project including, without limitation, the cost of all necessary and proper repairs, replacements and renewals made pursuant to Section 5.06 hereof and premiums for insurance pursuant to Section 5.07 hereof.

ARTICLE VI

SPECIAL COVENANTS; CREDIT FACILITY

Section 6.01 [RESERVED].

Section 6.02 Maintenance of Existence. The Borrower covenants that it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all its assets and will not consolidate with or merge into another corporation; provided, however, that the Borrower may consolidate with or merge with or into, or sell or otherwise transfer all or substantially all of its assets (and may thereafter dissolve), to another corporation, incorporated under the laws of the United States, one of the states thereof or the District of Columbia, provided, in the event the Borrower is not the surviving, resulting or transferee corporation, as the case may be, such corporation prior to such merger, consolidation, sale or transfer assumes, by delivery to the Trustee of an instrument in writing satisfactory in form and substance to the Trustee, all the obligations of the Borrower herein.

If consolidation, merger or sale or other transfer is made as permitted by this Section, the provisions of this Section shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section. The Borrower shall notify the Trustee of its affiliates from time to time and of the filing of a petition in bankruptcy by or on behalf of any of itself or its affiliates from time to time.

Section 6.03 Agreement as to Ownership and Use of the Project. The Issuer and the Borrower agree that title to the Project shall be in and remain in the Borrower, and that the Project shall be the sole property of the Borrower in which the Issuer shall have no interest. Notwithstanding the provisions of this Section 6.03, the Borrower in its sole discretion and business judgment may choose to cease operation of the Project or transfer the Project to another entity which may cease such operation, and in such circumstances the covenants contained in this Section 6.03 shall no longer apply.

Section 6.04 Cooperation in Applications for Permits and Licenses. In the event it may be necessary for the proper performance of this Agreement on the part of the Issuer or the Borrower that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by or on behalf of the Borrower or the Issuer, the Borrower and the Issuer each agree, upon the request of either, to execute such application or applications.

Section 6.05 Recordation and Other Instruments. The Borrower shall cause such security agreements, financing statements and all supplements thereto and other instruments as may be required from time to time to be kept, to be recorded and to be filed in such manner and in such places as may be required by law in order to fully preserve, protect and perfect the security of the holders of the Bonds and the rights of the Trustee and to perfect the security interest created by the Indenture.

Section 6.06 Issuer’s Access to Facilities. The Borrower agrees that the Issuer and the Trustee shall have the right, upon appropriate prior notice to the Borrower, to have reasonable access to the Facilities owned or leased by the Borrower during normal business hours for the purpose of making examinations and inspections of the same; provided, however, that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security.

Section 6.07 Tax Covenants. The Borrower covenants that it will not take any action or fail to take any action reasonably within its control which would, under the Code, cause the interest payable on the Bonds to be includable in gross income of the holders thereof for Federal income tax purposes (other than a “substantial user” of the Facilities or a “related person” as those terms are used in Section 147(a) of the Code).

The Borrower covenants that it will pay to the United States of America, on behalf of the Issuer, at or before the times required by or under Section 148(f) of the Code, the amounts required to cause to be met with respect to the Bonds the rebate requirement of said Section and such rules and regulations applicable to the Bonds. The Borrower covenants that in directing the investment of the gross proceeds of the Bonds it will comply with the applicable requirements of Section 148 of the Code. The Borrower covenants that it will maintain on behalf of the Issuer such records and file such reports, and file copies thereof with the Issuer and, if requested by the Trustee, with the Trustee, as may be necessary to be maintained to demonstrate compliance with this paragraph.

Section 6.08 Credit Facility.

(a) A Credit Facility shall be required if the Bonds are converted into any Interest Rate Period other than an ARS Interest Rate or a Long-Term Interest Rate Period, and the terms of such Credit Facility in such event shall be satisfactory to the Bond Insurer. The Borrower hereby authorizes and directs the Trustee to draw moneys under the Credit Facility, if any, in accordance with the terms thereof and of the Indenture.

(b) Any Credit Facility, at the option of the Borrower, may provide that drawings may be made thereunder to pay to the Trustee, in accordance with the terms thereof, (i) an amount equal to (A) the principal of the Bonds when due upon maturity, redemption or acceleration and (B) the portion of the purchase price of Bonds purchased pursuant to Section 14.03(b) of the Indenture equal to the principal amount thereof; (ii) an amount equal to a specified number of days’ interest, computed at the Maximum Interest Rate (as defined in the Indenture), on the Bonds to pay (A) accrued and unpaid interest on the Bonds and (B) the portion of the purchase price of Bonds purchased pursuant to Section 14.03(b) of the Indenture equal to the accrued interest thereon; (iii) any part of the portion of the purchase price of Bonds purchased pursuant to Section 14.03(b) of the Indenture corresponding to redemption premium on the Bonds; and, (iv) an amount to pay redemption premium, if any, on the Bonds which may be payable upon the redemption thereof. The Credit Facility shall be reduced to the extent of any drawings thereunder and reinstated in accordance with the terms thereof.

The Borrower may, at its election, provide for one or more extensions of any Credit Facility in accordance with the terms of the Reimbursement Agreement in respect thereof.

(c) On or prior to the 35th day preceding the mandatory purchase date occurring pursuant to Section 4.08(c) of the Indenture, the Borrower shall deliver to the Trustee, the Tender Agent, the Remarketing Agent and the Bank:

(i) a notice which (A) states the effective date of expiration or termination of the existing Credit Facility, (B) describes any substitute Credit Facility which may be provided in lieu thereof, and (C) directs the Trustee, after taking such actions thereunder as are required to be taken to provide moneys due under the Indenture in respect of the Bonds or the purchase thereof, to surrender the Credit Facility to expire or to be terminated to the obligor thereon on the effective date of the substitute Credit Facility to be provided in lieu of the Credit Facility to expire or to be terminated or, if no such Credit Facility is to be so provided, on the effective date of such expiration or termination; and

(ii) written evidence from Moody’s, if the Bonds are then rated by Moody’s, and S&P, if the Bonds are then rated by S&P, and Fitch, if the Bonds are then rated by Fitch, of the action that such rating agency will take with respect to the rating assigned to the Bonds on such expiration or termination and delivery of a new Credit Facility, if any.

(d) On or prior to the 35th day preceding the effective date of expiration or termination of any Credit Facility and the substitution of another Credit Facility that does not result in a downgrading or withdrawal of any rating assigned to the Bonds, the Borrower shall deliver to the Trustee, the Tender Agent, the Remarketing Agent and the Bank:

(i) a notice which (A) states the effective date of expiration or termination of the existing Credit Facility, (B) describes the Credit Facility which is to be provided in lieu thereof, and (C) directs the Trustee to surrender the Credit Facility to expire or to be terminated to the obligor thereon on the effective date of the substitute Credit Facility to be provided in lieu of the Credit Facility to expire or to be terminated; and

(ii) written evidence from Moody’s, if the Bonds are then rated by Moody’s, and S&P, if the Bonds are then rated by S&P, and Fitch, if the Bonds are then rated by Fitch, that such expiration or termination and delivery of a new Credit Facility will not result in a downgrading or withdrawal of the rating assigned to the Bonds by such rating agency.

(e) In connection with any termination of a Credit Facility and/or the provision of a new Credit Facility, if any, the Borrower also shall furnish to the Trustee a Favorable Opinion of Bond Counsel (as defined in the Indenture) and such other opinions of counsel as to such other matters as the Issuer or the Trustee may request.

Section 6.09 Annual Statement. The Borrower agrees during the term of this Agreement to have an annual audit made by its regular independent certified public accountants and to furnish the Trustee (within 30 days after receipt by the Borrower) with a balance sheet and statement of income and surplus showing the financial condition of the Borrower and its consolidated subsidiaries, if any, at the close of each fiscal year and the results of operations of the Borrower and its consolidated subsidiaries, if any, for each fiscal year, accompanied by a report of said accountants that such statements have been prepared in accordance with generally accepted accounting principles. The Borrower’s obligations under this Section 6.09 may be satisfied by delivering a copy of the Borrower’s Annual Report to the Trustee at the same time that it is mailed to stockholders. The Trustee shall have no duty or obligation with respect to such financial statements or reports except to make them available to any requesting Bondholders.

ARTICLE VII

[RESERVED]

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Each of the following events shall be and is referred to in this Agreement as an “Event of Default”:

(a) failure by the Borrower to pay or cause to be paid any amounts required to be paid under Section 5.02 or Section 10.01(a) hereof when due which failure shall have resulted in an “Event of Default” under clause (i), (ii) or (iii) of Section 10.01(a) of the Indenture;

(b) a failure by the Borrower (i) to pay when due any other payment required to be made under this Agreement or (ii) to observe and perform any other covenant, condition or agreement on its part to be observed or performed, other than as referred to in this Section 8.01, which failure continues for a period of 30 days after written notice, specifying such failure and requesting that it be remedied, is given to the Borrower by the Issuer or the Trustee, which may give such notice in its discretion and shall give such notice at the written request of the holders of not less than a majority in principal amount of the Bonds then Outstanding (other than Bonds held by, or on behalf of the Borrower), unless the Issuer and the Trustee or the Issuer, the Trustee and the holders of a principal amount of Bonds not less than the principal amount of Bonds the holders of which requested such notice, as the case may be, shall agree to an extension of such period prior to its expiration; or

(c) the dissolution or liquidation of the Borrower, or the filing by the Borrower of a voluntary petition in bankruptcy, or failure by the Borrower promptly to forestall or lift any execution, garnishment or attachment of such consequence as will impair its ability to continue its business or to make any payments under this Agreement, or the entry of an order for relief by a court of competent jurisdiction in any proceeding for its liquidation or reorganization under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted, or an assignment by the Borrower for the benefit of its creditors, or the entry by the Borrower into an agreement of composition with its creditors (the term “dissolution or liquidation of the Borrower”, as used in this clause, shall not be construed to include the cessation of the existence of the Borrower resulting from a dissolution or liquidation of the Borrower following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions contained in Section 6.02 hereof); or

(d) the occurrence and continuance of an Event of Default under the Indenture; or

(e) the occurrence and continuance of an Event of Default under the Insurance Agreement.

The Issuer (or the Borrower, in the case of clause (c)) shall promptly notify the Trustee and the Bank of the occurrence of any Event of Default under this Section 8.01.

Section 8.02 Force Majeure. The provisions of Section 8.01(b) hereof are subject to the following limitations: If by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of Arizona or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornados; floods; washouts; droughts; arrests; restraint of government and civil disturbances; explosions; breakage or accident to machinery; or entire failure of utilities; or any cause or event not reasonably under the control of the Borrower, the Borrower is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein other than its obligations under Sections 5.02, 5.04, 5.08, 5.12, 6.02, 8.05 and 10.01(a) hereof, the Borrower shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Borrower shall use reasonable efforts to remedy the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Borrower, and the Borrower shall not be required to make settlement of strikes, lockouts and other disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Borrower, unfavorable to the Borrower.

Section 8.03 Remedies.

(a) Upon the occurrence and continuance of any Event of Default described in Section 8.01 hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have been declared to be immediately due and payable pursuant to any provision of the Indenture, the unpaid balance of the loan payable under Section 5.02 hereof shall, without further action, become and be immediately due and payable.

(b) Any waiver of any “Event of Default” under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.

(c) Upon the occurrence and continuance of any Event of Default, the Issuer may take, or cause to be taken, any action at law or in equity to collect any payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Borrower hereunder.

(d) Any amounts collected from the Borrower pursuant to this Section 8.03 shall be applied in accordance with the Indenture.

Section 8.04 No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice other than such notice as may be herein expressly required.

Section 8.05 Reimbursement of Attorneys’ Fees. If the Borrower shall default under any of the provisions hereof (i) and the Issuer or the Trustee shall employ attorneys or incur other reasonable expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Borrower contained herein, the Borrower will on demand therefor reimburse the Issuer or the Trustee, as may be, for the reasonable fees of such attorneys and such other reasonable expenses so incurred, to the extent permitted by law, and (ii) the Borrower shall pay the Trustee reasonable compensation for extraordinary services, including default administration.

Section 8.06 Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the Issuer’s rights and interests hereunder to the Trustee, the Issuer shall have no power to waive any default hereunder by the Borrower in respect of such rights and interests without the consent of the Trustee, and the Trustee may exercise any of the rights of the Issuer hereunder.

ARTICLE IX

OPTIONS OF BORROWER TO PREPAY.

Section 9.01 Options of Borrower to Prepay Repayment Installments.

(a) The Borrower shall have, and is hereby granted, the option to prepay the loan payable under Section 5.02 hereof in whole or in part by causing the Bonds to be called for redemption pursuant to Section 4.01 of the Indenture in which case all or a portion of the balance of the loan payable under Section 5.02 hereof shall become due and payable on the redemption date specified pursuant to Section 9.02 hereof in an amount sufficient to pay the principal of any premium, if any, and interest on the Bonds so called for redemption.

(b) The Borrower shall also have, and is hereby granted, the option to prepay the amounts payable under Section 5.02 hereof in whole or in part by causing Bonds to be deemed to have been paid pursuant to Section 9.01 of the Indenture by depositing with the Trustee moneys or obligations, or a combination thereof, as required by such Section 9.01 and by giving the irrevocable instructions required by such Section 9.01.

Section 9.02 Exercise of Option.

(a) To exercise an option granted in Section 9.01 hereof, the Borrower shall give written notice to the Trustee which shall designate therein the principal amount of the Bonds to be caused to be redeemed, or to be deemed to be paid in accordance with Section 9.01 of the Indenture and, in the event a redemption of Bonds is to be effected, such notice shall be given to the Trustee not less than five Business Days (as defined in the Indenture) prior to the day on which the Trustee shall be required to give notice of any such redemption and shall specify therein (i) the date or dates of redemption and (ii) the applicable redemption provision of the

Indenture. The exercise of an option granted in Section 9.01 hereof shall be revocable by the Borrower at any time before the receipt by the Trustee of the Repayment Installments to be prepaid.

(b) Upon receipt of a notice furnished pursuant to this Section 9.02, the Issuer shall cooperate fully with the Trustee to permit the Trustee to take or cause to be taken all actions required of it under the Indenture to cause Bonds to be paid or redeemed in accordance with such notice.

(c) In the event the Borrower exercises its rights to cause the Bonds to be redeemed or deemed to have been paid as provided in Section 9.01 hereof, it shall give the Trustee directions to draw moneys under the applicable Credit Facility in accordance with the terms hereof and of the Indenture in the amounts so specified by the Borrower in such direction or order to effect the redemption of the Bonds entitled to the benefits of the Credit Facility or cause such Bonds to be deemed to have been paid as provided in Section 9.01 of the Indenture.

Section 9.03 Mandatory Prepayment of Repayment Installments.

The Borrower shall prepay the necessary portion of the unpaid balance of the Repayment Installments on such dates on which the Bonds are required to be redeemed pursuant to Section 4.01(b) of the Indenture.

Section 9.04 Amount of Prepayment.

The Borrower agrees to and shall pay (or cause to be paid) directly to the Trustee any amount permitted or required to be paid by it under this Article IX. The Trustee shall use the moneys so paid to it by the Borrower to effect redemption of the Bonds in accordance with Article IV of the Indenture.

ARTICLE X

PURCHASE AND REMARKETING OF BONDS

Section 10.01 Purchase of Bonds.

(a) In consideration of the issuance of the Bonds by the Issuer, but for the benefit of the Owners of the Bonds, the Borrower does hereby covenant and agree to cause the necessary arrangements to be made and to be thereafter continued whereby, from time to time, the Bonds will be purchased from the owners thereof under the circumstances provided in Section 4.08 of the Indenture. In furtherance of the foregoing covenant of the Borrower, the Issuer, at the direction of the Borrower, has set forth in Section 4.08 of the Indenture the terms and conditions relating to such purchases and has set forth in Article XIV of the Indenture the duties and responsibilities of the Tender Agent with respect to the purchase of Bonds and of the Remarketing Agent with respect to the remarketing of Bonds. At the direction of the Borrower, Citigroup Global Markets Inc. has been designated as the initial Remarketing Agent and as the initial Tender Agent and the Borrower hereby authorizes and directs the Tender Agent and the Remarketing Agent to purchase, offer, sell and deliver Bonds in accordance with the provisions of Section 4.08 and Article XIV of the Indenture.

Without limiting the generality of the foregoing covenant of the Borrower, and in consideration of the Issuer’s having set forth in the Indenture the aforesaid provisions of Section 4.08 and Article XIV thereof, the Borrower covenants, for the benefit of the Owners of the Bonds, to pay, or cause to be paid, to the Tender Agent such amounts as shall be necessary to enable the Tender Agent to pay the purchase price of Bonds, all as more particularly described in Section 4.08 and Article XIV of the Indenture.

(b) The Issuer shall have no obligation or responsibility financial or otherwise, with respect to the purchase or remarketing of Bonds or the making or continuation of arrangements therefor, except that the Issuer shall generally cooperate with the Borrower, the Trustee, the Tender Agent and the Remarketing Agent as contemplated in Article XIV of the Indenture.

Section 10.02 Optional Purchase of Bonds. Subject to the limitations of the Indenture, the Borrower, at any time and from time to time, may furnish moneys to the Tender Agent accompanied by a notice directing that such moneys be applied to the purchase of Bonds to be purchased pursuant to Section 4.08 and Article XIV of the Indenture. Bonds so purchased shall be delivered to the Borrower in accordance with Section 14.05(a) of the Indenture.

Section 10.03 Determination of Interest Rate Periods. The Borrower may determine the duration and type of the Interest Rate Periods and certain other provisions relating to Interest Rate Periods as, and to the extent, set forth in Section 2.01 of the Indenture.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Term of Agreement. This Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate shall have ceased, terminated or become void in accordance with Article IX of the Indenture and until all payments required under this Agreement shall have been made.

Section 11.02 Notices. All notices, certificates, requests or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or telecopied or if mailed, when mailed by registered mail, postage prepaid, addressed as follows:

If to the Issuer:

Maricopa County, Arizona

Pollution Control Corporation

c/o Ryley Carlock & Applewhite

One North Central Avenue, Suite 1200

Phoenix, Arizona 85004-4417

Attention: President

If to the Borrower:

El Paso Electric Company

100 North Stanton

El Paso, Texas 79901

Attention: Treasurer

If to the Trustee:

Union Bank of California, N.A.

120 S San Pedro Street, 4th Floor

Los Angeles, CA 90012

Attention: Corporate Trust Department

If to the Remarketing Agent:

Citigroup Global Markets Inc.

390 Greenwich Street, 5th Floor

New York, New York 10013

Attention: Kevin Stowe

If to the Tender Agent:

Citigroup Global Markets Inc.

390 Greenwich Street, 5th Floor

New York, New York 10013

Attention: Kevin Stowe

If to the Bond Insurer:

Financial Guaranty Insurance Company

125 Park Avenue

New York, New York 10017

Attention: Risk Management Fax: (212) 312-3093

If to the Fiscal Agent (for the Bond Insurer):

U.S. Bank Trust National Association

100 Wall Street, 19th Floor

New York, New York 10005

Attention: Corporate Trust Department

A copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Borrower, the Trustee, the Bank, the Bond Insurer, the Tender Agent or the Remarketing Agent shall also be given to the others. The Issuer, the Borrower, the Trustee, the Bank, the Tender Agent and the Remarketing Agent may, by notice given hereunder, designate further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent. Such notice shall be given to all others listed above.

Section 11.03 Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Borrower, and their respective successors and assigns, and no other person, firm or corporation, other than the Owners, the Trustee, the Registrar or the Paying Agent under the Indenture, the Tender Agent, the Remarketing Agent, the Bank, and the

Bond Insurer shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that the obligations of the Borrower under Section 5.08 hereof shall inure to the benefit of the persons specified therein, and such obligations shall be enforceable by such persons as a third-party beneficiary; and subject to the limitation that any obligation of the Issuer created by or arising out of this Agreement shall not be a general debt of the Issuer, but shall be payable solely out of the revenues derived from this Agreement or the sale of the Bonds or income earned on invested funds as provided herein and in the Indenture.

Section 11.04 Extent of Covenants of the Issuer; No Personal Liability. All covenants, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any official, officer, agent, or employee of the Issuer in other than his official capacity, and neither the members of the Issuer’s Board of Directors nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Agreement or in the Indenture.

Section 11.05 Confirmation of Request by the Borrower. The Borrower hereby confirms that it has requested that the Issuer enter into the Indenture including, without limitation, all of the terms and provisions relating to the Bonds, the Trustee, Paying Agent, Registrar, Remarketing Agent and Tender Agent and designating the parties named therein as Trustee, Paying Agent, Registrar, Remarketing Agent and Tender Agent.

Section 11.06 Amendments. This Agreement may be amended only by written agreement of the parties hereto with the consent of the Bank, the Bond Insurer or the provider of any other Credit Facility, for so long as the Credit Facility is in effect, subject to the limitations set forth herein and in the Indenture.

Section 11.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

Section 11.08 Severability. If any clause, provision or section of this Agreement shall, for any reason, be held illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provisions had not been contained herein.

Section 11.09 Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State of Arizona.

Section 11.10 Statutory Notice. In accordance with the terms thereof, notice is hereby given of Title 38, Chapter 3, Section 38-511, Arizona Revised Statutes, which provides, among other things, that the State, its political subdivisions or any department or agency of either may, within three years after its execution, cancel any contract, without penalty or further obligation, made by said State, its political subdivisions, or any of the departments or agencies of either if any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of said State, its political subdivisions, or any of the departments or agencies of either is, at any time while the contract or any extension of the contract is in effect, an employee or agent of any other party to the contract in any capacity or a consultant to any other party of the contract with respect to the subject matter of the contract.

Section 11.11. Bond Insurer as Third-Party Beneficiary. To the extent that this Agreement confers upon or gives or grants to the Bond Insurer any right, remedy, benefit, or claim under or by reason of this Agreement, the Bond Insurer is hereby explicitly recognized as being a third-party beneficiary hereunder and may enforce any such right, remedy, benefit or claim conferred, given or granted hereunder.

IN WITNESS WHEREOF, the Issuer has caused this Agreement to be executed in its name by its duly authorized officer, and the Borrower has caused this Agreement to be executed in its name all as of the date first above written.

MARICOPA COUNTY, ARIZONA POLLUTION CONTROL CORPORATION

By:
President

EL PASO ELECTRIC COMPANY

By:
Treasurer

[Seal]

Attest:

By
Assistant Secretary

EXHIBIT A

DESCRIPTION OF THE PROJECT

The Project consists of the following systems at the Plant and, in each case, include related machinery, equipment and facilities:

Section 1.01 Condensate Demineralizer Resin Regeneration System. The Condensate Demineralizer Resin Regeneration System for each Unit recycles spent resin from the full flow condensate demineralizers, and is located in the Unit’s turbine building. This system recycles spent resin by chemical regeneration using acid and caustic treatment. Spent resin is transferred from the condensate demineralizers to the regeneration vessels where it is chemically regenerated and then transferred to the resin mix and hold vessel prior to transfer back to the demineralizer.

The resin regeneration system includes the following components and equipment:

(a) One resin separation cation regeneration vessel that is a rubber-lined, vertical-cylindrical tank, with internal baffles and distributors.

(b) One anion regeneration vessel that is a rubber-lined vertical-cylindrical tank, with internal baffles and distributors.

(c) One resin mix and hold vessel that is a rubber-lined, vertical-cylindrical tank, with internal baffle and distributor plate.

(d) One acid day-tank that is a vertical-cylindrical tank of 400-gallon capacity, with a hinged cover, desiccant air breather and gauge glass.

(e) Two motor-driven, diaphragm type, acid pumps with adjustable stroke.

(f) One caustic day-tank that is a plastic-lined vertical-cylindrical tank of 2500 gallon capacity, with a gauge glass and electric heaters.

(g) Two motor-driven centrifugal type caustic pumps.

(h) Waste collection tank.

(i) The portions of the central acid and caustic chemical supply systems that are dedicated solely to the Condensate Demineralizer Resin Regeneration System.

(j) Associated piping, valves, instrumentation and mechanical equipment.

Section 1.02 Steam Generator Blowdown Demineralizer Resin Regeneration System. The Steam Generator Blowdown Demineralizer Resin Regeneration System for each Unit recycles spent resin in the steam generator blowdown demineralizer and is located in the Unit’s turbine building. This system recycles spent resin by chemical regeneration using acid and caustic treatment. Spent resin is treated in place by injecting these chemicals directly into the steam generator blowdown demineralizer vessels that hold the resin. There are two mixed-bed demineralizer vessels operated in series for each Unit. This allows isolation of an individual vessel for chemical regeneration while blowdown flow is maintained in the other vessel.

The Steam Generator Blowdown Demineralizer Resin Regeneration System includes the following equipment and components:

(a) One acid day-tank that is a 30 inch diameter x 36 inch plasite lined tank.

(b) One acid supply package including acid supply pumps with associated piping and instrumentation.

(c) One caustic day-tank with immersion heater.

(d) One caustic supply package including caustic supply pumps, instantaneous heater and associated piping and instrumentation.

(e) Waste collection equipment including sumps and piping.

(f) The portions of the central acid and caustic chemical supply systems that are dedicated solely to the Steam Generator Blowdown Demineralizer Resin Regeneration System.

(g) Associated piping, valves, instrumentation and mechanical equipment.

Section 1.03 Make-up Demineralizer Resin Regeneration System. The Make-up Demineralizer Resin Regeneration System serves all three Units and recycles spent resin from the make-up water demineralizer by chemical regeneration using acid and caustic treatment. Spent resin is treated in place by injecting chemicals directly into the make-up demineralizer vessels that hold the resin. There are three mixed bed demineralizers. The system is operated with two mixed beds in series with the third bed isolated for regeneration.

The Make-up Demineralizer Resin Regeneration System includes the following components and equipment:

(a) One acid regenerant day tank that is a 238 gallon unlined steel tank.

(b) One caustic regenerant day tank that is a fiberglass reinforced tank of 3,396 gallon capacity and contains an electric immersion heater.

(c) Two plasite lined hot water storage tanks each with a 5519 gallon capacity and two electric immersion heaters.

(d) Two rinse water pumps.

(e) Two acid injection pumps.

(f) Two caustic feed pumps.

(g) The portions of the central acid and caustic chemical supply systems that are dedicated solely to the Make-up Demineralizer Resin Regeneration System.

(h) Associated piping, valves, instrumentation and mechanical equipment.

Section 1.04 Decontamination Facilities. The Decontamination Facilities recycle solid waste consisting of contaminated tools and equipment by removing radioactive contamination from such items.

There are four Decontamination Facilities; one in the Radwaste Building for each Unit and a central facility for handling heavier tools and equipment that cannot be handled by the smaller individual Decontamination Facilities.

The central decontamination facility includes the following equipment:

(a) Ultrasonic cleaning system.

(b) Spray booth with pressure and steam washers.

(c) Filtered turbulator apparatus.

(d) Decontamination tanks and sinks.

(e) Central decontamination building consisting of shielded walls, filtered ventilation systems, air lock, laydown areas and associated building services.

Each of the three Radwaste Building Decontamination Facilities includes the following equipment:

(a) Ultrasonic cleaning system.

(b) Spray booth with turntable, pressure and steam washers.

(c) Tank, workbench and sink.

(d) The portion of each Radwaste Building housing Decontamination Facilities.

Section 1.05 Water Reclamation Facility. The Water Reclamation Facility will receive the sewage effluent from the Effluent Pipeline System and provide a multistage biochemical treatment process, including (a) reduction of ammonia and alkalinity by the use of trickling filters; (b) addition of lime slurry and polymer in first stage solid contact clarifiers to remove phosphate, magnesium, silica and some calcium; (c) addition of soda ash, polymer and carbon dioxide gas in second-stage solid contact clarifiers to remove calcium carbonate; (d) injection of sulfuric acid to reduce pH, polymer to aid in removal of suspended solids and chlorine to control biological growth; and (e) gravity filtration through graded media filters equipped for backwash. Sludge extracted from the backwash and solid contact clarifier and dewatered in the Water Reclamation Facility Water Pollution Control Facilities (which are not a part of the Series C Facilities) will be recalcined in a furnace provided for this purpose. The Water Reclamation Facility also includes related valves, piping, instrumentation, monitoring and other equipment.

Section 1.06 Sanitary Drainage and Treatment System (ST). The sanitary drainage system collects and transports sanitary waste from Power Block facilities, Water Reclamation Facility ancillary buildings and construction facilities to the on-site sanitary treatment system.

The sanitary treatment system treats, clarifies, and returns the wastewater to the WRF for reuse. Equipment includes: a wet well, a sewage lift station, a surge tank, three package sewage treatment plants, a chlorine contact chamber, a sump with two sump pumps, and piping, valves, controls, and instrumentation.

Also included are related groundwater monitoring wells and equipment.

Section 1.07 Oily Waste and Nonradioactive Waste Systems (OW). The oily waste system for each Unit collects, for processing and disposal, nonradioactive waste from normally nonradioactive areas where oil may be present.

(a) Turbine building - OW drains and collects waste from the equipment and floor drains. The waste is collected in one turbine building sump and two condenser area sumps. The waste is normally discharged from the sumps to the oil/water separator, oil/water separator sump, retention basin, and eventually to the evaporation pond.

(b) Control building and diesel generator building - OW drains and collects waste from the equipment and floor drains. The waste is discharged from two control room sumps and two diesel generator sumps to the oil/water separator, oil water separator sump, retention basin, and eventually to the evaporation pond.

Each oily waste system consists of floor drains, equipment drains, vertical drain risers, pipes, sumps, sump pumps, an oil/water separator, an oil/water separator sump and associated valves, instrumentation and controls. Also included are related groundwater monitoring wells and equipment.

Section 1.08 Chemical Waste Systems (CM). The chemical waste system for each Unit consists of five subsystems:

(a) The radioactive chemical waste subsystem collects by gravity the corrosive radioactive waste from the chemical laboratory and decontamination stations and transfers the waste to the chemical drain tank. The chemical drain tank effluent is handled by the liquid radwaste system. This subsystem consists only of drains and piping.

(b) The cooling water waste subsystem collects by gravity the chemically treated cooling water from the auxiliary and radwaste building for disposal. The waste collects in the cooling water holdup tank and is pumped to the chemical waste neutralizer tank. From the neutralizer tank it is pumped to either the retention basin and evaporation pond or the liquid radwaste holdup tank. This subsystem consists of drains, a cooling water holdup tank, pumps, valves, piping, controls and instrumentation.

(c) The condensate polishing demineralizer waste subsystem collects and neutralizes the potentially radioactive waste for disposal to the retention basin or the evaporation pond if it is nonradioactive, or discharges to the liquid radwaste system if it is radioactive. This subsystem consists of drains, sumps, sump pumps, chemical waste neutralizer tanks with agitators, transfer pumps, piping, valves, controls and instrumentation.

(d) The spent regenerate waste subsystem collects and neutralizes the rinse wastes from the makeup demineralizers for disposal. This subsystem consists of drains, sumps, sump pumps, valves, controls and instrumentation.

(e) The chemical tank drains located in the yard areas are installed on concrete slabs with retaining curbs. Small sumps are provided to collect equipment leakage. In some locations portable pumps are used to dispose of the waste.

Also included is related groundwater monitoring equipment.

Section 1.09 Retention Basin (Sedimentation Basin - J. Hook). The retention basin collects and disposes (by evaporation) of yard drainage to prevent discharge of sedimentation to the Gila River and the groundwater regional aquifer well water system. The basin consists of earthen dikes and related groundwater monitoring wells and equipment.

Section 1.10 Evaporation Pond. The evaporation pond collects start-up flush water and cooling tower blowdown wastewater for disposal. This allows for disposal of settleable solids and pollutants on a rubberized liner which prevents the start-up and blowdown wastewater from entering the Gila River and the groundwater regional aquifer well water system. The present pond is 250 surface acres. The future ponds will comprise an additional 455 acres. This system includes the earthen dike surrounding the pond, a rubberized liner and related environmental monitoring wells and equipment.

Section 1.11 Water Reclamation Facility Pollution Control Systems. The Water Reclamation Facility (WRF) air and water pollution control facilities collect environmental pollutants to prevent their discharge to the environment and/or treat such pollutants prior to such discharge. This pollution control equipment includes:

(a) Air Pollution Control Facilities - Furnace stack gas pollution control components include the cyclone separator, lime dust return screw and rotary feeder, the precooler and venturi scrubber, the impingement tray separator, the induced draft fan, all associated ducting, piping, valves, controls and instrumentation and all piping to supply process water to this equipment.

Lime and soda ash dust collection equipment includes dust collectors on each of the storage and supply silos and associated instrumentation and piping, and the filter separator at each unloading station and the associated piping and instrumentation.

(b) Water Pollution Control Facilities - Sludge handling and dewatering equipment includes:

(i) Sludge pumps and associated piping, valves, controls, instrumentation and flush water piping at the first and second stage clarifiers;

(ii) Thickeners and associated structures and sludge pumps, tunnel sump pumps and associated piping, valves, controls, instrumentation, and flush water piping for the first and second stage thickeners, the waste thickeners, and the spent washwater thickeners;

(iii) Centrifuges, piping, valves, controls, instrumentation, flush water piping, screw conveyors, and associated structures for the classification, dewatering, and waste centrifuges;

(iv) Also included is related groundwater monitoring equipment.

Section 1.12 Gaseous Radwaste Systems (GRS). The gaseous radwaste system (GRS) for each Unit collects and processes potentially radioactive gases generated within the Plant so that offsite exposure is kept as low as reasonably achievable (ALARA). High activity waste gas, containing primarily hydrogen and nitrogen, is collected and stored in the oxygen-free system to guard against a rapid hydrogen/oxygen reaction and to permit decay of short-lived isotopes. Subsequent to decay, the decayed gases are sampled to determine their constituency and radioactivity content, filtered, monitored, and released at a controlled rate to the plant vent.

Each system is comprised of a surge tank, two prefilters, two waste gas compressors, three waste gas decay tanks, one discharge filter, discharge flow control valves and instrumentation and related radiation monitoring equipment.

Section 1.13 Solid Radwaste Systems (SRS). The solid radwaste system (SRS) for each Unit handles radioactive waste consisting of trash, spent ion exchange resins, waste evaporator concentrates, chemical drain tank effluents, crud tank effluents, used filter cartridges, contaminated steam generator blowdown demineralizer resins and contaminated condensate polishing demineralizer resins. The wastes are solidified in the waste solidification system and stored in a shielded storage location while awaiting shipment off site.

Spent resin from the fuel pool cooling system, liquid radwaste system ion exchangers, the chemical and volume control system preholdup ion exchanger, deborating ion exchanger and purification ion exchangers are sluiced to the high activity spent resin tank or the low activity spent resin tank. The spent resin tanks hold the resin until it is ready to be sluiced to the waste feed tank.

Radwaste from the crud tank, chemical drain tanks, spent resin tanks, and concentrates from the liquid radwaste system are piped directly into the waste feed tank.

Chemicals are added to the waste feed tank to adjust pH by the chemical addition storage and feed subsystem. The cement handling and storage subsystem delivers cement to the radwaste/cement mixing and filling subsystem.

The dry additive storage and feed subsystem delivers the dry chemical additive to the radwaste/cement mixing and filling subsystem.

The radwaste/cement mixing and filling subsystem delivers radwaste from the waste feed tank, mixes the radwaste with cement and dry chemical additives and discharges the mixture to either a 55 gallon drum or disposable liner. This subsystem also provides for capping, decontamination, swiping and placement of solidified waste containers in a shielded storage location in the Unit, transportation and temporary storage of the solidified waste containers.

Spent filter cartridges are transported to the solidification system disposable liner or drum via a monorail, and remotely placed in a filter basket inside the container. The filter basket holds the filter cartridge in place while cement is poured around the filter cartridge encapsulating it.

Each system consists of a low activity spent resin tank and associated piping, a high activity spent resin tank and associated piping, a resin transfer/dewatering pump, a waste feed pump, a waste feed tank, a chemical addition pump, a chemical addition tank, a waste/cement processor, a 30-ton capacity overhead bridge crane, a container transfer cart and related switches, valves and instrumentation. The system also includes related radiation monitoring equipment.

Section 1.14 Future Interim on Site Low-level Radioactive Waste Storage Facility (RS). The function of the Future Interim On Site Low-Level Radioactive Waste Storage Facility (RS) is to provide the capabilities for handling and storing for up to a maximum of five (5) years, solidified wastes and dry active wastes, prior to shipment off site. Wastes temporarily held in the RS will be ready for shipment off site without further processing.

This facility consists of a non-seismic concrete building, a metal sided building, a truck bay and docking area, a control room, a container inspection and decontamination station, a truck washdown station, a remotely operated overhead crane, associated lighting, heating and ventilation systems, sumps, drains and related instrumentation and monitoring equipment and related access road and fencing.

Section 1.15 Liquid Radwaste Systems (LRS). The major functions of the liquid radwaste system (LRS) for each Unit are to:

(a) Collect and store for processing radioactive or potentially radioactive waste fluids from the following sources external to the Liquid Radwaste System:

(i) Containment radwaste sumps

(ii) Radwaste building sumps

(iii) Auxiliary building sumps

(iv) Fuel building sumps

(v) Decontamination facility (Unit One only)

(vi) Radiochemistry lab

(vii) Solid radwaste resin transfer/dewatering pump

(viii) Condensate polishing and blowdown demineralizer regenerant wastes

(ix) Turbine building sumps

(x) Auxiliary steam condensate receiver tank

(xi) Chemical waste neutralizer tank

(xii) Boric acid concentrator (BAC) bottoms

(xiii) BAC distillate.

(b) Process revived wastes by filtration, absorption, ion exchange, and evaporation to obtain a maximum amount of high grade water for reuse in the reactor plant systems. This system also includes related radiation monitoring equipment.

(c) Minimize the quantity of liquid wastes which must be solidified for offsite disposal.

Each system consists of three holdup tanks, two holdup pumps, chemical drain tanks and pumps, ion exchange prefilters, an evaporator package, mixed bed ion exchangers and an adsorption bed, recycle monitor tanks and pump, concentrate monitor tanks and pumps, a caustic tank and batch tank, an acid tank and batch tank, an anti-foam tank and pump, Y-strainers, a desiccant breather and associated instrumentation, switches, valves and piping.

Section 1.16 Radwaste Buildings. The radwaste building for each Unit contains systems used for the processing of liquid, solid, and gaseous radioactive wastes generated in such Unit. The hot machine shop and the decontamination station which have not been financed are also housed in the radwaste building.

Each radwaste building is a three-story rectangular, seismic (category IIe), reinforced concrete structure. A series of interior reinforced concrete walls form compartments for housing waste-related equipment and provide radiation shielding. The solid waste solidification, storage, and disposal areas are serviced by a crane and monorail system. Each radwaste building is designed to be independent of any other structure and is supported on a rigid foundation mat.

Section 1.17 Filtration Equipment. The auxiliary building and the containment building for each Unit each contain normal exhaust air filtration units (AFU). Each AFU contains high efficiency particulate air (HEPA) filter banks and charcoal absorbers that have been included in the financing. The laundry and decontamination facility AFU contains HEPA filters that have been included in the financing. The function of the HEPA filter banks and charcoal absorbers is to maintain offsite exposure ALARA.

The condenser air removal system for each Unit contains HEPA filters, charcoal absorbers and related mechanical equipment necessary to remove radioactive contaminants from condenser vacuum pump discharges in order to maintain offsite exposure ALARA. Also included is related effluent monitoring equipment.

Section 1.18 Radiation Laundry. The system is housed in the laundry and decontamination facility which is located near the radwaste building of Unit 1, and is a common facility for three units. The system uses four “RADKLEEN” dry cleaning machines, especially designed by Health Physics Systems, Inc., for decontamination of cloth and rubber protective clothing, and utilizes Dupont’s Valclene dry cleaning solvent. The system consists of cleaning chamber, solvent tank, still drying fan, evaporator refrigeration compressor, and several filters. The system contains two separate filtration systems. One set of micron filters, arranged in the parallel banks, filters solvent before it enters the cleaning drum. The other set of filters, arranged in series, comprises a recirculation filtration system which continually removes contamination from solvent in the contaminated sump, then returns the solvent to the clean sump. The system does not require any cooling water, plumbing, or connected cooling towers.

Section 1.19 Spent Fuel Storage and Handling System (SFS). There are three Fuel Buildings at this three unit plant, one for each unit. Each Fuel Building is a five-story reinforced concrete structure located adjacent to the Containment Building. Each Fuel Building is approximately 107 feet tall (above and below grade), 88 feet wide, and 124 feet long. Each Fuel Building contains one spent fuel storage pool, new fuel unloading and storage areas, spent fuel cask loading pit, fuel transfer canal, spent fuel cask washdown area, spent fuel pool equipment rooms, spent fuel equipment laydown area, new fuel container storage area and a railroad loading bay for spent fuel containers. The SFS for each Unit includes the spent fuel storage pool, spent fuel cask loading pit, spent fuel cask washdown area, spent fuel pool equipment rooms, spent fuel equipment laydown area and the railroad loading bay and the portion of the Fuel Building that houses such equipment.

Fuel assemblies are brought into the fuel handling building by truck in shipping containers containing two assemblies each. The assemblies are unloaded by means of the new fuel handling crane and stored on racks in the new fuel storage pit. When needed, the new fuel handling crane lifts the fuel assembly from the new fuel storage pit and carries it to a new fuel elevator, located at the containment building end of the transfer canal, which lowers the assembly to the floor of the transfer canal. The fuel handling machine then picks up the assembly and places it on an upending device (upender) in the transfer canal. The upender lowers the upright fuel assembly to a horizontal position and puts it on the fuel transfer car. The car carries the assembly through the transfer tube to the reactor containment building. Spent fuel is removed from the containment building and transferred back to the fuel handling building in the reverse process. Once inside the fuel handling building, the spent fuel handling machine places the spent fuel into high density storage racks in the spent fuel pool for storage. Spent fuel is stored in the spent fuel pools prior to shipment offsite. When spent fuel is to be shipped offsite a spent fuel cask is brought into the fuel handling building by rail. The cask is then cleaned. The cask handling bridge crane lifts the cask from the railcar into the cask loading pit and the lid of the cask is removed. The cask loading pit is then flooded and the spent fuel handling machine removes the fuel assembly to be shipped from the spent fuel pool storage rack and transfers them into the spent fuel cask in the cask loading pit. The cask is then capped and transferred by the bridge crane to the spent fuel cask washdown area where it is inspected, cleaned and decontaminated. The cask handling bridge crane then lifts the loaded cask to a railcar for shipment offsite.

Each SFS consists of the following components:

(a) Spent Fuel Cask Handling Bridge Crane - This 150-ton crane is designed to lift and transport the spent fuel casks.

(b) Spent Fuel Pool (SFP) - The SFP is designed to contain 1329 spent fuel assemblies in high density storage racks after addition of inserts which have not been included in the financing. It is 41 feet 6 inches deep, 28 feet wide, and 39 feet long and contains approximately 352,000 gallons of borated water at operating level. The outer walls of the Fuel Building form two walls of the SFP and the SFP is an integral structural part of the Fuel Building. It is lined with stainless steel plate.

(c) Cask Loading Pit (CLP) - The CLP is designed to allow loading of spent fuel into a cask for shipment offsite. It is approximately 45 feet deep, 16 feet wide and 16 feet long. It is connected to the SFP by a short canal.

(d) Cask Washdown Area - This area is designed to washdown a loaded cask and inspect it prior to shipment.

(e) Spent Fuel Railroad Loading Bay - This area is 76 feet long by 25 feet wide and is used to bring railroad cars into the building in order to load the spent fuel casks on the railroad cars for off-site shipment.

(f) Spent Fuel Equipment Laydown Area - This area is reserved for the spent fuel cask handling tools and crane rigging.

(g) Spent-Fuel Pool Cooling and Cleanup System - This system is designed to remove decay heat from the spent fuel assemblies and maintain clarity and chemistry of the spent fuel pool water. The system is composed of two subsystems, the spent fuel pool cooling system (SFPCS) and the spent fuel pool cleanup system. The SFPCS is a closed loop system consisting of two pumps, two heat exchangers, piping, valves, controls and instrumentation required to form a complete functional system. All equipment is located within the Fuel Building.

The spent fuel pool cleanup system is composed of two flow trains, each consisting of a strainer, pump, filter and a mixed bed ion exchanger. Either one or both trains can be aligned to clean the water in the Spent Fuel Pool. The system also consists of the piping, valves, controls and instrumentation to form a complete functional system. The pumps are located in the Fuel Building with the remaining equipment contained in the Auxiliary Building. Only the equipment and piping related to the spent fuel pool cleanup system that is located in the Auxiliary Building itself is financed. No part of the Auxiliary Building is included as part of the SFS.

(h) Fuel Building Ventilation System - This system filters, purifies, and monitors normal building exhaust.

Section 1.20 Effluent Pipeline System. The Effluent Pipeline system is an underground sewage effluent conveyance pipeline system to convey sewage effluent from the Phoenix 91st Avenue and City of Tolleson water treatment plants to the water reclamation facility at the site of the Plant, and includes (a) approximately 28.5 miles of 114- and 96-inch diameter pipe operating by gravity flow from the 91st Avenue and Tolleson interfaces to the Hassayampa Pumping Station, (b) the Hassayampa Pumping Station, and (c) approximately 8 miles of 66-inch diameter pipe from the Hassayampa Pumping Station to the water reclamation facility.

Section 1.21 Containment Building. Each Unit has a Containment Building housing the reactor and reactor coolant system for such Unit.

Each Containment Building is a Seismic Category I pre-stressed concrete cylinder with a hemispherical dome. The base mat is a flat circular slab of reinforced concrete. The interior of the structure is lined with a continuous, welded steel plate one quarter inch thick. The Containment Building has an approximate inside diameter of 106 feet and an inside height of 206.5 feet. The base mat has an approximate diameter of 161 feet and a thickness of 10.5 feet. Wall thickness varies from approximately 4 feet in the vertical walls to approximately 3.5 feet at the apex of the dome.

Under the most severe of postulated loading conditions — including the combined effects of permanent loads, design basis Loss of Coolant Accident loads, and either the safe-shutdown earthquake or tornado loads — the Containment Building is designed to maintain its structural and leak-tight integrity. Together with isolation valves, penetration assemblies, and its continuous, welded-steel liner, the structure contains the released fission products and maintains a leak rate below the design leak rate levels.

The Containment Building is designed to provide long-term control of fission products following an accident.

Housed within the Containment Building and supported by the base mat are the reinforced concrete and structural steel internal structures which support the reactor and reactor coolant system. These internal structures, the reactor and reactor coolant system are not included in this financing.